Exhibit 10.29

First Amendment to Employment Agreement

of

Ian T. Bothwell

This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into effective as of December 19, 2013 (the “Effective Date”) by and between IAN T. BOTHWELL (“Executive”), Central Energy GP LLC (the “Company”). All words with initial capital letters set forth in this Agreement have the meaning ascribed to such terms in the Employment Agreement effective as of March 20, 2013 by and between the Executive and the Company (the “Employment Agreement”) unless otherwise defined in this First Amendment. Except as specifically stated below, all provisions of the Employment Agreement remain in full force and effect.

WHEREAS, Executive and the Company are parties to the Employment Agreement; and

WHEREAS, Executive and the Company wish to amend certain terms of the Agreement on the terms and subject to conditions as approved by the Board of Directors of the Company on December 19, 2013;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.          Section 2.1 of the Employment Agreement is hereby amend and restated in its entirety to read as follows:

“2.1      Position. At the Effective Date, the Executive shall continue to serve as the Executive Vice President, Chief Financial Officer and Secretary of the Company and as President of Regional Enterprises, Inc. (“Regional”), a wholly-owned subsidiary of Central Energy Partners LP, a Delaware limited partnership for which the Company is the sole general partner. It is understood by the Parties that at a future date the Company will appoint a successor to the Executive as Chief Financial Officer of the Company and a successor to the Executive as Secretary of the Company, but that otherwise the Executive’s duties, responsibility and authority will remain consistent with the Executive’s current activities. So long as Executive continues to perform the responsibilities of the Chief Financial Officer, he shall have the duties, authority and responsibility as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company with respect to the business activities of the Company, the Partnership, and Regional as Chief Financial Officer, as well as such other duties, responsibilities and authority as established by the Chief Executive Officer.”

2.          Section 3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

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“3.        Place of Performance. The primary place of Executive’s employment shall be between the Company’s principal executive office currently located at 4809 Cole Avenue, Suite 108, Dallas, Texas 75205 and the offices of Rover Technologies LLC (a company owned and controlled by the Executive) currently located at 1600 Rosecrans Avenue, Media Center, 4th Floor, Manhattan Beach, California 90266. The Executive will travel as required to fulfill his present responsibilities and duties or those that might be assigned by the Chief Executive Officer”

3.          Section 4.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.1      Base Salary.

“(a)          The Company shall be obligated to pay the Executive an annual rate of base salary of $275,000 (the “Base Salary”). The Executive and the Company acknowledge that at a minimum 75% of the amount of the Base Salary ($206,500) shall be paid by Regional as compensation for Executive serving as President of such company (“Regional Payment”). The remaining amount of the Base Salary ($68,750) shall be paid by the Company as compensation for his services as an officer of the Company (the “Company Payment”) in a lump-sum payment no later than 15 calendar days after each annual anniversary of the Employment Agreement. The Base Salary shall be paid in periodic installments in accordance with the customary payroll practices of Regional and the Company, but no less frequently than monthly.

“(b)          The Company agrees to be responsible to pay all Base Salary owed to the Executive in the event that Regional is unable, for any reason, to pay Executive the Regional Payment. In the event the Executive’s compensation with Regional is reduced for any reason whatsoever, the Company’s portion of the Base Salary will be increased by the amount of the reduction made by Regional.

“(c)          The Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the Compensation Committee may, but shall not be required to, adjust the Base Salary during the Employment Term. The Executive and the Company acknowledge that the Company Payment ($68,750) is currently being accrued as an expense of the Company and will continue to be accrued as an expense of the Company until such time as it is paid in accordance with the terms of this Section 4.1. All accrued and unpaid portions of the Base Salary due and owing to Executive by the Company (including all accrued and unpaid salary as of the date of this Agreement) and Regional shall be an obligation that survives the termination of this Agreement irregardless of cause or reason.”

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4.             Section 4.3(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(c)          in addition to any grants of Common Units or other securities of the Company or the Partnership as the Compensation Committee of the Board may determine from time to time pursuant to one or more Company benefit plans pursuant to Section 4.3(b), the Company shall, after such time as the Company has completed one or more acquisitions having a gross aggregate purchase price exceeding $35 million (the “Initial Acquisition”), provide to Executive one or more future grants of Common Units of the Partnership equal to the number of Common Units determined by dividing (1) one and one-half percent (1.5%) of the gross purchase price paid for each of the next one or more acquisitions completed by the Partnership, an Affiliate of the Partnership or the Company during the term of this Agreement (each an “Acquisition”), which gross amount in the aggregate shall not exceed $200 million (excluding the Initial Acquisition), by (2) the average value per Common Unit assigned to the equity portion of any consideration issued by the Partnership, an Affiliate of the Partnership or the Company to sellers or investors in connection with (i) each Acquisition or (ii) the Initial Acquisition, whichever is lower, including any provisions for adjustment to equity as offered to investors, if applicable (the “Sweat Equity Grant”). The obligation of the Company to provide the Sweat Equity Grant shall survive the termination of this Agreement and will not terminate until fully issued to the Executive, except in the event the termination of the Executive was the result of the Executive having been convicted of a felony crime involving moral turpitude, in which case the Employee shall be entitled only to the Common Units issued and/or accrued but unissued as of the date of termination. The Common Units subject to issuance under this Section 4.3(c) will be issued pursuant to a Unit Grant Agreement, which grant will be governed by the terms and conditions of the Equity Incentive Plan (or its successor) and the Unit Grant Agreement. All Common Units issued pursuant to this Section 4.3 will be registered pursuant to a Form S-8 registration statement to be filed by the Partnership or an amendment to the current Form S-8 registration statement on file with the United States Securities and Exchange Commission (the “SEC”) if still deemed effective by the SEC.”

5.             Section 4.6 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.6.        Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable documented expenses incurred by Executive in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.”

6.             A Section 4.8 shall be added as follows:

“4.8 Interest On Advances Made By Executive. Executive shall receive the amount of $40,768.75 (“Past Due Interest”) on or before December 15, 2014 as payment of interest on the past amounts of salary and expenses owing to Executive that were not paid to Executive until November 27, 2013.”

7.	Section 5.1(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“5.1           Termination by the Company for Cause or Termination by the Executive without Good Reason.

“(a)          The Executive’s employment hereunder shall be terminated by the Company for Cause (as defined below), or by the Executive without Good Reason (as defined below). If the Executive’s employment is terminated for any of the reasons set forth in this Section 5.1, the Executive shall be entitled to receive:

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“(i)          any accrued but unpaid Base Salary (including all accrued and unpaid Base Salary arising during the term of this Agreement) and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)         any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided, that if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

“(iii)        reimbursement for unreimbursed business expenses (including all accrued and unpaid business expenses arising prior to and during the term of this Agreement) properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

“(iv)        repayment of all amounts, if any, which may be due to Executive pursuant to the terms of that certain agreement by and between Rover Technologies LLC and the Company effective January 1, 2011 within 30 days of termination (including all accrued and unpaid amounts due to Rover Technologies LLC arising prior to the date of this Agreement);

“(v)         All equity awards vested and/or earned through date of termination pursuant to Section 4.3(b).

“(vi)        payment of any unpaid Past Due Interest;

“(vii)       payment of the Sweat Equity Grant unless termination due to an event as defined in Section 4.3(c); and

“(viii)      such employee benefits, if any, as to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided, that in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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Items 5.1(a)(i) through 5.1(a)(viii) are referred to herein collectively as the “Accrued Amounts”.”

8.          Section 5.1(c)(iv) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(iv)        a material, adverse change in the Executive’s authority, duties or responsibilities as being performed at the time of the occurrence other than (1) as a result of the mutual agreement of the Executive and the Chief Executive Officer of the Company, (2) as the result of an acquisition of another business or entity by the Company, the Partnership or an Affiliate of either entity, or (3) temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).”

9.          Section 5.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“5.2      Expiration of the Term, Termination by the Company without Cause or Termination by the Executive for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated upon the expiration of the Term in the event that either Party provides written notice of its intention not to renew this Agreement in accordance with Section 1, by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7, Section 8 or Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form attached hereto as Exhibit A (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the “Release Execution Period”), the Executive shall also be entitled to receive the following, only after the expiration of the Release Execution Period:

“(a)          equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to two (2) times the Executive’s Base Salary in the year in which the Termination Date occurs (the “Separation Payment”);

“(b)          a payment equal to the product of (i) the Annual Bonus, if any, that the Executive was granted in the calendar year prior to the year in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”), which Pro Rate Bonus shall be paid within forty-five (45) calendar days of the Date of Termination;

“(c)          if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active employees. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer; and

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“(d)          the treatment of any outstanding equity awards (other than the Sweat Equity Grant) shall be determined in accordance with the terms of the Equity Incentive Plan or the Central Energy Partners LP 2014 Long-Term Incentive Plan, as the case may be, and any agreement pursuant to which a Performance Award (as defined in such plans) was granted.”

10.         Section 5.3(b) (ii) shall be replaced in its entirety by the following:

“a lump sum payment in an amount equal to either (i) the Base Salary plus the prior years’ Annual Bonus, if any, or (ii) an amount determined by the Board in its sole discretion, whichever is greater, that the Executive would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated employees; and”

11.  Section 8.2 of the of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“8.2           Non-competition.

“(a)          Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive (including, but not limited to, the Company’s provision to the Executive of access to its confidential information and goodwill, including confidential information and goodwill to be developed following execution of this Agreement), during the Employment Term and for a period of two (2) years thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity (as defined below) within certain regions of the United States of America in which the Company or any of its Affiliates currently conducts business or may conduct business during the 12-month period commencing on the date this Agreement is terminated for any reason without the prior written consent of the Chief Executive Officer of the Company.

“(b)          For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge or performs services, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Person engaged in the same or similar business as the Company and its Affiliates, including, but not limited to, those engaged in the business of storing, off-loading and trans-loading chemicals and petroleum products Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information of the Company and/or its Affiliates.

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“(c)          Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the publicly-traded securities of any corporation; provided, that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

“(d)          This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency: provided, that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the President of the Company.

12.           Section 14 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“14.         Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Central Energy GP LLC
4809 Cole Avenue
Suite 108
Dallas, Texas 75205
Attn: John L. Denman, Jr.,
Chief Executive Officer

If to the Executive:	Ian T. Bothwell
1741 Ruhland Avenue
Manhattan Beach, CA 90266”

13.         Section 24 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

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“24.         Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. Specifically, and without necessarily excluding any other provisions of this Agreement, the obligations set forth in Section 4.3(c), Section 6, Section 7.1(c), Section 8, Section 9, Section 10 and Section 11 shall survive the termination of this Agreement.”

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the Effective Date.

Central Energy GP LLC

By:	/s/ John L. Denman, Jr.
John L. Denman, Jr.,
Chief Executive Officer

/s/ Ian T. Bothwell
Ian T. Bothwell

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